EXHIBIT 99.1

Red Robin Appoints Anthony Ackil to Board of Directors

Reaches Agreement with Vintage Capital Management

Greenwood Village, CO and Orlando, FL – March 27, 2020 – Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) (“Red Robin” or the “Company”) and Vintage Capital Management, LLC (“Vintage”), an investment firm with beneficial ownership of approximately 11.6% of the Company’s outstanding shares, announced today that they have reached an agreement to appoint Anthony Ackil to the Company’s Board of Directors (the “Board”), effective immediately. Mr. Ackil is the fifth independent director to be added to the Board in the past eight months.

Anthony Ackil is a highly qualified restaurant industry executive. He founded B.Good, a private restaurant chain with seventy units in ten states and four countries, and served as its CEO from 2004 to 2018. With the appointment of Mr. Ackil, the Board will comprise eleven directors, ten of whom are independent.

“We are pleased to welcome Anthony to our Board as an independent director,” said David A. Pace, Red Robin’s Board Chair. “Anthony is a well-respected restaurant industry executive and we believe he will enhance our Board’s collective experience and expertise. The Board is confident that this agreement with Vintage is in the best interest of our shareholders, Team Members, Guests, franchisees and partners, and we look forward to working with Anthony as we continue to execute our transformation strategy.”

“We appreciate Red Robin’s constructive approach, and we are pleased to reach this agreement. We have great confidence in the Company’s newly appointed CEO, Paul Murphy, and its recently refreshed Board, and we look forward to working with the Company towards our mutual goal of positioning Red Robin for success and value creation,” said Brian Kahn, Managing Partner of Vintage Capital Management.

Pursuant to the terms of the agreement, the Company has temporarily increased the size of the Board to 11 directors and will include Mr. Ackil in the Company’s proxy statement for election at the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). As previously announced, Director Stuart Oran has decided not to stand for re-election at the 2020 Annual Meeting of Stockholders. Following Mr. Oran’s retirement from the Board, the Company expects that the Board size will be reduced again to ten members. In addition, Vintage and certain of its affiliates have agreed to certain customary standstill and voting provisions, including, but not limited to, voting its shares for all of Red Robin’s nominees at the 2020 Annual Meeting. Vintage has further agreed to withdraw its director nominations for the 2020 Annual Meeting.  The Company has agreed to grant Vintage a waiver under the Company’s rights agreement allowing Vintage to acquire up to 20% of the Company’s outstanding common stock. The Company’s agreement with Vintage will be filed on a Form 8-K with the Securities and Exchange Commission (“SEC”).

About Anthony Ackil
Anthony Ackil is a restaurant industry executive who currently serves as the CEO of Streetlight Ventures, a retail support platform for small business and real estate brokers, having founded the Company in 2019. He also currently serves on the boards of B.Good, and Project Bread, an organization committed to preventing and ending hunger in Massachusetts. Mr. Ackil previously founded B.Good and served as its CEO from 2004 to 2018. Before joining B.Good, he worked as a consultant for IBM, focusing on internet strategy and corporate structure. Previously, he was a consultant at PricewaterhouseCoopers from 1999 to 2003. Mr. Ackil received a B.A. from Harvard University.

About Red Robin
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. At Red Robin, burgers are more than just something guests eat; they’re a bonding experience that brings together friends and families, kids and adults. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and cocktails. It’s now easy to take Red Robin anywhere with online ordering for to-go and Gourmet Burger Bar catering pickups through Yummm2Go. There are more than 550 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram and Twitter.

About Vintage Capital Management
Vintage Capital is a value-oriented, operations-focused, private and public equity investor specializing in the consumer, aerospace and defense, and manufacturing sectors. For additional information about Vintage, please visit www.vintcap.com.

Red Robin Contact:
ICR
Raphael Gross, Managing Director
(203) 682-8253

Vintage Capital Management Contact:
Vintage Capital Management
Brian Kahn, Managing Partner
bkahn@vintcap.com